Exhibit 99.1

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06830 Tel: 203-622-3131 Fax: 203-622-6080 unitedrentals.com

UNITED RENTALS REACHES AGREEMENT IN PRINCIPLE

WITH BONDHOLDERS ON CONSENT SOLICITATION

GREENWICH, Conn. – September 12, 2005 – United Rentals, Inc. (NYSE: URI) today announced that it has reached an agreement in principle with the steering committee of an ad hoc committee representing holders of the company’s 6½% Senior Notes due 2012, 7¾% Senior Subordinated Notes due 2013 and 7% Senior Subordinated Notes due 2014 (collectively the “Nonconvertible Notes”) and with representatives of an ad hoc group representing holders of the company’s 1 7/8% Convertible Senior Subordinated Notes due 2023 (the “Convertible Notes”) on improved terms to the consent solicitations relating to the company’s outstanding notes and QUIPs securities. The company has been advised that the ad hoc committee representing the Nonconvertible Noteholders consists of approximately 60 financial institutions that collectively hold an aggregate of more than $1.4 billion of the three issues of the Nonconvertible Notes and more than 50% of the principal amount of each issue of the Nonconvertible Notes. In addition, the representatives of the ad hoc group of Convertible Noteholders have advised the company that the members of their group collectively own more than 50% of the outstanding principal amount of the Convertible Notes. As previously disclosed, the proposed amendments would, among other things, allow the company up until March 31, 2006 to regain compliance with the requirement to make timely SEC filings.

Based on the understanding with the representatives of the various bondholder groups, the company is improving the terms of its offer to holders, as follows:

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for the company’s 6½% Senior Notes due 2012, 7¾% Senior Subordinated Notes due 2013 and 7% Senior Subordinated Notes due 2014, the company will pay a consent fee of $16.25 per $1,000 principal amount of notes for which consent is provided;

•	for the QUIPs securities, the company will pay a comparable consent fee of $0.8125 per $50 of liquidation preference of such securities for which consent is provided; and

•

for the company’s 1 7/8% Convertible Senior Subordinated Notes due 2023, the conversion rate of the Convertible Notes will be increased from 38.9520 to 44.9438 shares of United Rentals’ common stock for each $1,000 principal amount of Convertible Notes.

The company will also provide certain items of unaudited interim operating financial information on a monthly and quarterly basis during the term of the waiver, including revenues, capital expenditures, cash flow from operations, liquidity, and outstanding debt.

Approval of the proposed amendments and waiver will require the consent of holders of not less than a majority of the principal amount of each issue of the company’s outstanding Nonconvertible Notes, Convertible Notes and QUIPs securities.

Wayland Hicks, chief executive officer said, “We are pleased to have reached this understanding with representatives of the various bondholder groups. We continue to focus on resolving expeditiously issues associated with the SEC inquiry and driving strong operating performance.”

The company is extending the expiration date for the consent solicitations to 5:00 p.m., New York City time, on Monday, September 19, 2005.

The solicitations are subject to certain conditions, and present certain risks for holders who consent, as set forth more fully in the consent solicitation statements. These documents contain important information, and holders should read them carefully before making any decision. This announcement is not a solicitation of consents with respect to any securities. The solicitations are being made solely by the consent solicitation statements. In any jurisdiction where the laws require solicitations to be made by a licensed broker or dealer, the solicitations will be deemed to be made on behalf of United Rentals by the Solicitation Agent, or one or more registered broker dealers under the laws of such jurisdiction.

Credit Suisse First Boston is the Solicitation Agent for the solicitation, and MacKenzie Partners is the Information Agent. Copies of the Consent Solicitation Statements, Consent Forms and related documents may be obtained at no charge by contacting the Information Agent by telephone at (800) 322-2885 (toll free) or (212) 929-5500 (call collect), or in writing at 105 Madison Avenue, New York, NY 10016. Questions regarding the solicitation may be directed to: Credit Suisse First Boston, Eleven Madison Avenue, New York, NY, 10010, U.S. Toll Free: (800) 820-1653, Call Collect: (212) 325-7596, Attn: Liability Management Group.

Additional information is included in the Form 8-K filed today.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of more than 730 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s 13,200 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 600 different types of equipment with a total original cost of $3.9 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.

Certain statements made by the company are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates” or the negative thereof or comparable terminology, or by discussions of strategy or outlook. The company’s business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the company’s products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the company may not have access to capital that it may require, (4) any companies that the company acquires could have undiscovered liabilities and may be difficult to integrate, (5) rates may increase less than anticipated or costs may increase more than anticipated, (6) the audit of the company’s 2004 results has not yet been completed and, accordingly, previously announced data for 2004 are preliminary and subject to change, (7) the company’s results for the first half of 2005 have not been finalized and, consequently, are preliminary and subject to change, (8) the evaluation and testing of the company’s internal controls over financial reporting have not yet been completed and additional material weaknesses may be identified, (9) the company may incur significant expenses in connection with the SEC inquiry of the company and the class action lawsuits and derivative actions that were filed in light of the SEC inquiry, (10) there can be no assurance that the outcome of the SEC inquiry or internal review will not require changes in the company’s accounting policies and practices, restatement of financial statements, revisions of preliminary results or guidance, and/or otherwise be adverse to the company, (11) the company may be unable to deliver financial statements or make SEC filings within the time-period required by its lenders, (12) security holders may elect to declare an event of default under various indentures based on the company’s delay in filing SEC reports, (13) consents or waivers from lenders may not be obtained (pursuant to the consent solicitations or otherwise) and will be costly to obtain and (14) the estimated impact of expected restatements is preliminary and may change based upon additional analysis by the company or its auditors. Certain of these risks and uncertainties, as well as others, are discussed in greater detail in the company’s filings with the SEC. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any statement is made.

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Contacts:
Chuck Wessendorf	Alfred Colangelo
VP, Investor Relations and	VP, Finance
Corporate Communications	United Rentals, Inc.
United Rentals, Inc.	(203) 618-7141
(203) 618-7318	acolangelo@ur.com
cwessendorf@ur.com